Exhibit 99.1

GSK and Adaptimmune Complete Transition of NY-ESO SPEAR T-cell Therapy Program to GSK

London and OXFORD, United Kingdom, July 24, 2018 — GlaxoSmithKline plc and Adaptimmune Therapeutics plc (Nasdaq:ADAP), a leader in T-cell therapy to treat cancer, today announced the transition of the development program for GSK3377794 (GSK ‘794), an NY-ESO SPEAR T-cell therapy, to GSK. As a result of the transition, GSK assumes full responsibility for future research, development, and potential commercialization of this pioneering therapy, and Adaptimmune will receive $27.5 million (£21.2 million) from GSK.

Dr. Hal Barron, President R&D, GSK said, “The data we’ve seen for GSK ‘794 point to the potentially transformational nature of this T-cell therapy, as this is the first cell therapy to show clinical response in solid tumours. The concept of cells as medicines is an exciting component of our immuno-oncology portfolio and leverages our expertise in manufacturing T-cell therapies.  This has been a productive collaboration on GSK ‘794 and we look forward to continued collaboration with Adaptimmune.”

“This is a turning point for Adaptimmune. We are extremely proud of the partnership with GSK and the pioneering work we have led over the years with NY-ESO SPEAR T-cells, as the foundation of our targeted TCR therapies, showing responses in two solid tumors and treating more than 80 patients in six different indications”, said James Noble, Chief Executive Officer at Adaptimmune. “With the NY-ESO program transitioned, Adaptimmune can focus its clinical, regulatory and manufacturing resources on the development of our wholly owned therapies MAGE-A4, MAGE-A10, and AFP. We will continue the preclinical work with GSK on its next target, PRAME.”

GSK ‘794 is an engineered T-cell therapy, for which a patient’s own cells have been genetically modified to express a T-cell receptor (TCR) recognizing with high affinity the tumor-specific antigen, NY-ESO. When the modified cells are re-infused into the patient, they recognize and kill tumor cells that express the NY-ESO antigen. NY-ESO is expressed at various levels across different tumors, and appears to be expressed at high levels in defined sub-types of soft tissue sarcomas, melanoma, multiple myeloma, bladder cancer, non-small cell lung cancer (NSCLC), ovarian cancer and gastro-intestinal cancers.

Effective immediately, GSK will assume responsibilities for all ongoing studies of NY-ESO SPEAR T-cells, including those in NSCLC, and the combination study with KEYTRUDA® in multiple myeloma. Successful continuation of development and subsequent commercialization of GSK ‘794 will trigger additional payments for development milestones, tiered sales milestones, and mid-single to low double-digit royalties on worldwide net sales.

About the Collaboration and License Agreement between Adaptimmune and GSK

Adaptimmune and GSK announced their strategic collaboration and license agreement in June 2014 (https://bit.ly/2z1qMTn) for up to five programs including the first program, NY-ESO. The terms of the agreement were expanded in February 2016 (https://bit.ly/2IJ59qI) to accelerate development of NY-ESO SPEAR T-cell therapy toward registration trials in synovial sarcoma, to explore development in myxoid/round cell liposarcoma (MRCLS), and to enable combination studies. In September 2017, GSK exercised its option to exclusively license the right to research, develop, and commercialize Adaptimmune’s NY-ESO SPEAR T-cell therapy program (https://bit.ly/2wMJKda).

Following the transition of the NY-ESO program, GSK has the right to nominate its third and fourth targets. GSK already nominated PRAME as its second target in January 2017 (https://bit.ly/2jCixVu). GSK is not able to nominate targets on which Adaptimmune is already working, including MAGE-A10, MAGE-A4, and AFP SPEAR T-cells as well as its active preclinical pipeline. Adaptimmune will take these three additional targets when nominated, including PRAME, through preclinical testing to an IND-ready state, at which point GSK will be responsible for IND filing. Adaptimmune will not be responsible for any clinical work on these additional programs.

About GSK

GSK - a science-led global healthcare company with a special purpose: to help people do more, feel better, live longer. For further information please visit www.gsk.com

GSK enquiries:	Simon Steel	+44 (0) 20 8047 5502	(London)

	Sam Kwong	+44 (0) 20 8047 5502	(London)

US Media enquiries:	Sarah Spencer	+1 215 751 3335	(Philadelphia)

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Analyst/Investor enquiries:	Sarah Elton-Farr	+44 (0) 20 8047 5194	(London)

	Danielle Smith	+44 (0) 20 8047 2406	(London)

	James Dodwell	+44 (0) 20 8047 2406	(London)

	Jeff McLaughlin	+1 215 751 7002	(Philadelphia)

Cautionary statement regarding forward-looking statements
GSK cautions investors that any forward-looking statements or projections made by GSK, including those made in this announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Such factors include, but are not limited to, those described under Item 3.D ‘Principal risks and uncertainties’ in the company’s Annual Report on Form 20-F for 2017.

About Adaptimmune
Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer, including solid tumors. Adaptimmune is currently conducting clinical trials with SPEAR T-cells targeting MAGE-A4, -A10, and AFP across several solid tumor indications. The Company is located in Philadelphia, USA and Oxfordshire, U.K. For more information, please visit http://www.adaptimmune.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report filed on form 10-Q with the Securities and Exchange Commission (SEC) on May 9, 2018 and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez — VP, Communications and Investor Relations

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. — Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com